UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): January 28, 2005

                           Applied DNA Sciences, Inc.
                           --------------------------
             (Exact name of registrant as specified in its charter)



          Nevada                       002-90539               59-2262718
--------------------------------------------------------------------------------
(State or other jurisdiction     (Commission File Number)      (IRS Employer
     of incorporation)                                       Identification No.)


             9229 Sunset Boulevard, Suite 83, Los Angeles, CA 90069
              (Address of principal executive offices and Zip Code)

        Registrant's telephone number, including area code (310) 860-1362

                                   Copies to:
                              Andrea Cataneo, Esq.
                       Sichenzia Ross Friedman Ference LLP
                           1065 Avenue of the Americas
                            New York, New York 10018
                              Phone: (212) 930-9700
                               Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))


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Item 1.01 Entry into a Material Definitive Agreement.

     On January 28, 2005, Applied DNA Sciences, Inc. (the "Company") entered into a stock purchase agreement (the "Agreement") with Biowell Technology Inc., a Taiwan corporation ("Biowell"), whereby a to-be-formed wholly-owned subsidiary of the Company would acquire a company to be formed which would own all of the intellectual property of Biowell (the "Acquired Assets") in exchange for 36,000,000 shares of the Company's common stock (the "Acquisition Shares") to be issued to the shareholders of Biowell. The Acquisition Shares represent 50% of the total shares issued and outstanding on a fully diluted basis on the date of execution of the Agreement. The closing of the acquisition ("Closing") is subject to numerous terms and conditions, including:

     1) due diligence review of Biowell's intellectual property by intellectual property counsel to the Company and the issuance of a report and opinion by such counsel satisfactory to the Company;
     2)   release of encumbrances on the Acquired Assets;
     3) the formation of and sale of the Acquired Assets from Biowell to a British Virgin Islands company;
     4) amendments to an agreement between Company and Giuliani Partners LLC, dated as of August 3, 2004;
     5)   reorganization of the Board of Directors of the Company;
     6) formation of a wholly-owned subsidiary of the Company in the British Virgin Islands; and
     7) such other customary representations, warranties and conditions customary to transactions of this nature.

     In the event that the Closing has not occurred on or prior to July 31, 2005, either party may terminate the Agreement. In addition, the Agreement may be terminated by the written consent of both parties or unilaterally by either party upon a material violation or breach by the other party that has not been cured within 10 business days of notice of such violation or breach.

     In connection with the Closing, the parties will also enter into a license agreement, whereby the Company will grant Biowell an exclusive license to market and sell the Company's products in selected Asian countries, employment agreements for key employees of Biowell, non-competition agreements and a pledge agreement by the Company.

     Biowell owns proprietary DNA-embedded biotechnology solutions that protect corporate and intellectual property from counterfeiting, fraud, piracy, product diversion and unauthorized intrusion. Biowell offers a cost effective method to detect, deter, interdict and prosecute global counterfeiting organizations. Biowell provides proprietary DNA-embedded biotechnology solutions to companies to protect corporate and intellectual property from counterfeiting, fraud, piracy, product diversion and unauthorized intrusion. Biowell uses synthetically created DNA fragments that have unique characteristics and one-of-a-kind sequences. Using various anti-counterfeit technologies, such as ink, microchips, glue, paints and DNA-Holograms, Biowell can authenticate the DNA fragments to ensure that the product has not been counterfeited or tampered with.

     The Company currently has the exclusive license to sell, market, and sub-license all of Biowell Technology, Inc.'s DNA anti-counterfeit and fraud prevention biotechnology and products in the United States, the European Union, Canada, Mexico, Colombia, Saudi Arabia and the United Arab Emirates. The exclusive license for a period of 15 year, also gives the Company the initial rights to future anti-fraud biotechnologies developed by Biowell and also new applications for the existing technology that may be developed for the marketplace as long as the license agreement remains in effect. The Company and Biowell have filed one joint provisional patent application (60/463215) with the USPTO. In consideration for the granting of the exclusive license, Biowell received 1.5 million shares of the Company's common stock, with the option to purchase another 500,000 shares. In return, the Company received the option to purchase 500,000 shares of Biowell common stock.

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

Item 9.01 Financial Statements and Exhibits.

(a)      Financial statements of business acquired.

         Not applicable.

(b)      Pro forma financial information.

         Not applicable.

(c)      Exhibits.


Exhibit Number      Description
------------------ -------------------------------------------------------------
10.1                Stock Purchase  Agreement,  dated as of January 28, 2005, by
                    and  between   Applied  DNA   Sciences,   Inc.  and  Biowell
                    Technology, Inc.


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
                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                              Applied DNA Sciences, Inc.


Date: February 2, 2005                        /s/ PETER BROCKLESBY
                                              --------------------
                                              Peter Brocklesby
                                              President




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